UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into A Material Definitive Agreement

On February 25, 2009, StarTek, Inc. (the “Company”) and its wholly-owned subsidiary, Domain.com, Inc., entered into an agreement (the “Agreement”) to sell the assets of Domain.com to A. Emmet Stephenson, Jr., Inc. (“Purchaser”) in exchange for cash of $7.075 million.  The Agreement contains certain limited customary representations and warranties and covenants.  The Agreement also provides for mutual indemnification obligations.

The assets of Domain.com consist of domain names, trademarks and corporation names. The Company conducted an auction for the assets and received bids from multiple parties, including A. Emmet Stephenson, Jr. (“Mr. Stephenson”), an affiliate of Purchaser.  Mr. Stephenson presented the highest bid, which represented the selling price, of $7.075 million and the sale was completed effective February 25, 2009.  Mr. Stephenson is one of the Company’s co-founders, has managed the Domain.com subsidiary since 2006 and owns approximately 20% of the Company’s common shares outstanding.  Because the transaction involves a related party, the Audit Committee of the Company’s Board of Directors considered and approved the transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)          Financial statements of business acquired — Not required.

(b)         Pro forma financial information — Set forth below.

The following unaudited pro forma condensed consolidated financial information is derived from StarTek, Inc.’s historical consolidated financial statements, adjusted to reflect the sale of the assets of Domain.com, Inc. to A. Emmet Stephenson, Jr., Inc as described above under Item 1.01 and as if it occurred on January 1, 2008.  The unaudited condensed consolidated pro forma financial information shows decreases in revenue and gross profit and increases in net loss and net loss per share.  There was no carrying value on the assets of Domain.com and as such, the Company has not presented the pro forma condensed consolidated balance sheet.  The unaudited condensed consolidated pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the sale of Domain.com been completed as of the date assumed, nor is it intended to project our future financial position or results of operations.

	For the Year Ended December 31, 2008 (Unaudited)
	StarTek, Inc. (Historical)	Domain.com		StarTek, Inc. (Pro Forma)
Revenue	$272,890	$552		$272,338
Cost of services	238,496	150		238,346
Gross profit	34,394	402		33,992
Selling, general and administrative expenses	40,814	—		40,814
Impairment losses and restructuring charges	9,225	—		9,225
Operating (loss) income	(15,645)	402		(16,047)
Net interest and other (expense) income	55	—		55
(Loss) income from continuing operations before income taxes	(15,590)	402		(15,992)
Income tax (benefit) expense	(6,150)	151	(1)	(6,301)
Net (loss) income from continuing operations	(9,440)	251		(9,691)
Income (loss) from discontinued operations, net of tax	(461)	—		(461)
Net (loss) income	$(9,901)	251		$(10,152)

Basic net (loss) income per share from:
Continuing operations	$(0.64)	$0.02		$(0.66)
Discontinued operations	(0.03)	—		(0.03)
Net (loss) income	$(0.67)	$0.02		$(0.69)

Diluted net (loss) income per share from:
Continuing operations	$(0.64)	$0.02		$(0.66)
Discontinued operations	(0.03)	—		(0.03)
Net (loss) income	$(0.67)	$0.02		$(0.69)

Weighted average shares outstanding
Basic	14,713	14,713		14,713
Diluted	14,713	14,713		14,713

(1)  The tax adjustment for Domain.com was calculated using the Company’s statutory income tax rate during 2008, or 37.5%

(c)          Shell company transactions — Not applicable.

(d)         Exhibits — None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By:	/s/ DAVID G. DURHAM	Date: March 2, 2009
David G. Durham
Executive Vice President, Chief Financial Officer and Treasurer